Exhibit 99.1

         Magnetek Announces Fiscal 2005 Third-Quarter Results

    LOS ANGELES--(BUSINESS WIRE)--April 29, 2005--Magnetek, Inc.
(NYSE:MAG):

    -- Program delays, factory moves, legal costs impaired third-quarter results.

    -- Revenue from continuing operations was $57 million; net loss $.07 per share.

    --  Alternative Energy Business Group formed; Executive Vice
        President elected.

    Magnetek, Inc. (NYSE:MAG) today reported its results for the third quarter and first nine months of fiscal 2005, ended March 31, 2005.
    Revenue from continuing operations in the third quarter was $57.0 million, down from $61.8 million in the third quarter of fiscal 2004. Primarily due to the revenue decline and certain non-recurring expenses in the current-year third quarter, Magnetek posted a net loss of $.07 per share from continuing operations, versus net income of $.02 per share in the third quarter of fiscal 2004. Including discontinued operations, the net loss was $.09 per share in the quarter against net income of $.01 per share in the same period of fiscal 2004.
    Revenue in the first nine months of fiscal 2005 amounted to $185.2 million, up from $164.3 million in the prior-year period. Net income from continuing operations in the nine-month period was slightly above breakeven compared to a net loss from continuing operations of $.20 per share for the same period in fiscal 2004. Including discontinued operations, the net loss per share was $.04 versus a net loss of $.28 in the prior-year nine-month period.
    "As in the second quarter, weakness in sales of embedded power supplies continued to impair our performance in the third quarter," commented Magnetek chief executive Andrew Galef. "While we believe the weakness was industry wide, in our case it included program push-outs by three of our largest customers. That reduction in volume alone was enough to reduce our gross margin slightly as compared to the second quarter, from 24.9% to 24.8% of sales. In addition, in February and March we incurred greater than anticipated expenses to complete two factory moves and present summary arguments in a legal arbitration.
    "The good news on the operating front is that we are now delivering on two of the three large programs that were pushed out and expenses related to the physical factory moves and the arbitration process are behind us."
    At the end of the third quarter, Magnetek's continuing operations reported six-month backlogs of $65.0 million, down from $69.9 million in the second quarter, and a quarterly book-to-bill ratio of 0.97-to-1.00, up from 0.86-to-1.00 in the second quarter, reflecting a modest recovery in order activity. The Company's order mix also continues to shift toward power-based systems.
    "That is consistent with our stated strategy of continuing to grow in embedded power through product-line additions and market diversification, while focusing more internal R&D on higher-margin, power-based subsystems for special and emerging markets, such as utility grid monitoring, auxiliary power and renewable energy," Mr. Galef said.

    Alternative Energy Business Group Formed

    Earlier this week, Magnetek announced the formation of a separate Alternative Energy business group and the election of Stephen R. Torres as corporate Executive Vice President in charge of the group (see the "News" section of Magnetek's website: www.magnetek.com).
    "Independently, our existing business groups -- Power Electronics and Power Control Systems -- have developed advanced power conditioning systems for clean and renewable energy sources," Mr. Galef noted. "We are already a leading builder of large commercial fuel-cell power inverters, with over 160 installations worldwide, and we have recently introduced a variety of advanced power platforms for solar and wind generators.
    "Our Aurora(TM) photovoltaic power inverter for the residential solar market was listed by UL in the United States and passed VDE compliance testing in Europe in February. And we have two new entries in the wind market as well: our MWI(TM) multimode wind inverter for stand-alone and or grid-tied installations; and our modular Marin(TM) wind power converter that can be installed in `clusters' within the towers of utility-scale wind turbines.
    "We believe the growth potential of these products is extraordinary, and it is already beginning to take off. Last week, we received commitments to purchase wind power clusters totaling more than 50 megawatts -- enough to power a small city -- which we will begin delivering this summer.
    "Alternative energy markets are worldwide, and with the growth we envision, we could not continue to manage and market these products piecemeal," Mr. Galef said. "We needed to consolidate all of our alternative energy products into a single business group and maximize our market visibility and operating efficiency under a single, dedicated leadership team. We now have that new business group, and in Stephen Torres we have the leader of that team.
    "Regarding the current (June) quarter, with bookings strengthening and our factory moves as well as arbitration arguments behind us, I believe we should show substantial improvement," he concluded.

    Conference Call Webcast

    This morning, at 11:00 a.m. Eastern Time, Mr. Galef and members of Magnetek's management team will host a conference call to discuss the Company's fiscal 2005 third-quarter results. The call will be webcast live via a link from the "Investor Information" page of the website: www.magnetek.com. For those who cannot listen to the call live, a replay will be available by phoning 617-801-6888 (passcode 64162454) through May 6 and on Magnetek's website for as long as the call's content remains timely.

    Magnetek, Inc. manufactures digital power products for communications, industrial automation, information technology, consumer products, alternative energy, power generation, transportation, and other applications that require highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and China and reported total revenue of $243 million for its 2004 fiscal year, which ended on June 30, 2004.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for the second quarter of the fiscal year ending June 30, 2004. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, lack of certainty as to when and how market conditions will manifest themselves and the effects such conditions will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


                            Magnetek, Inc.
                  Consolidated Results of Operations
                 (in thousands except per share data)

                                      Three months      Nine months
                                          ended            ended
                                        March 31,        March 31,
                                       (Unaudited)      (Unaudited)
Results of Operations:                2005    2004    2005     2004
----------------------------------- ----------------------------------
Net sales                           $57,038 $61,832 $185,245 $164,318
Cost of sales                        42,874  46,773  139,358  126,414
----------------------------------- ----------------------------------
Gross profit                         14,164  15,059   45,887   37,904
Research and development              3,991   3,400   11,180    9,182
Selling, general and
 administrative(1)                   11,637  10,617   34,161   32,589
----------------------------------- ----------------------------------
Income (loss) from operations        (1,464)  1,042      546   (3,867)
Interest expense                        486     524    1,184    1,607
Other income(2)                           -       -   (1,300)       -
----------------------------------- ----------------------------------
Income (loss) from continuing
 operations before provision for
 income taxes                        (1,950)    518      662   (5,474)
Provision for income taxes              150       -      525        -
----------------------------------- ----------------------------------
Income (loss) from continuing
 operations                          (2,100)    518      137   (5,474)
Loss from discontinued operations,
 net of tax                            (524)   (365)  (1,259)  (2,059)
----------------------------------- ----------------------------------
Net income (loss)                   $(2,624)$   153 $ (1,122)$ (7,533)
----------------------------------- ----------------------------------

Per common share:
Net income (loss) from continuing
 operations - basic & diluted       $ (0.07)$  0.02 $   0.00 $  (0.20)
Net loss from discontinued
 operations - basic & diluted       $ (0.02)$ (0.01)$  (0.04)$  (0.08)
----------------------------------- ----------------------------------

Net income (loss) - basic & diluted $ (0.09)$  0.01 $  (0.04)$  (0.28)
----------------------------------- ----------------------------------

Weighted average shares outstanding:
 Basic                               28,544  28,469   28,525   26,629
 Diluted                             28,544  28,955   29,229   26,629

(1) Includes $0.4 million and $1.5 million in legal expenses related to an arbitration proceeding in the three- and nine-month periods ended March 31, 2005, respectively; and a $1.7 million charge for accounts receivable in the nine-month period ended March 31, 2004.
(2) Includes $1.3 million income from sale and license of rights and patents in the nine-month period ended March 31, 2005


                                        Three months     Nine months
                                             ended           ended
                                          March 31,       March 31,
                                         (Unaudited)     (Unaudited)
Other Data:                             2005    2004    2005    2004
-------------------------------------- ------- ------- ------- -------
Depreciation and amortization          $2,436  $2,497  $7,270  $7,457
Capital expenditures                   $2,156  $  934  $6,068  $3,429


                                                   March 31,
                                                     2005     June 30,
Balance Sheet Data:                                (Unaudited) 2004
----------------------------------------------------------------------
Working capital (excluding current portion of
 LTD)                                             $  78,251  $ 67,960
Total assets                                        285,138   288,147
Total long-term debt (including current portion)     22,904    18,126
Stockholders' equity                                116,584   112,522


                            Magnetek, Inc.
                      Consolidated Balance Sheet
                            (in thousands)

                                             March 31,
                                               2005        June 30,
                                            (Unaudited)      2004
                                            ------------ -------------
 Cash                                            $3,330        $2,318
 Accounts receivable                             52,613        56,056
 Inventories                                     51,039        48,872
 Prepaid and other                                7,026         8,972
 Assets held for sale                             4,333         4,474
                                            ------------ -------------
   Total current assets                         118,341       120,692

 Property, plant & equipment, net                32,453        31,855
 Goodwill                                        64,679        63,828
 Prepaid pension                                 56,416        57,523
 Other assets                                    13,249        14,249
                                            ------------ -------------
   Total assets                                $285,138      $288,147
                                            ============ =============

 Accounts payable                               $29,690       $40,031
 Accrued liabilities                              9,379        11,067
 Liabilities held for sale                        1,021         1,634
 Current portion of long-term debt                1,483         1,997
                                            ------------ -------------
   Total current liabilities                     41,573        54,729

 Long-term debt, net of current portion          21,421        16,129
 Pension benefit obligations                     88,889        88,889
 Other long-term obligations                      8,095         7,552
 Deferred income taxes                            8,576         8,326

 Common stock                                       285           285
 Paid in capital in excess of par value         128,059       127,692
 Retained earnings                               68,366        69,488
 Accumulated other comprehensive loss           (80,126)      (84,943)
                                            ------------ -------------
   Total stockholders' equity                   116,584       112,522

   Total liabilities and equity                $285,138      $288,147
                                            ============ =============

Certain June 30, 2004 balances have been reclassified to conform to current period presentation.

    CONTACT: Magnetek, Inc.
             Robert Murray, 310-689-1610
             bmurray@magnetek.com